Exhibit 3.1
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
MEDIACOM COMMUNICATIONS CORPORATION
ARTICLE I
NAME
     Mediacom Communications Corporation, a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify:
     1. The Corporation’s original Certificate of Incorporation was filed on November 8, 1999 with the Secretary of State of the State of Delaware under the name Mediacom Communications Corporation.
     2. An amendment and restatement of the Corporation’s Certificate of Incorporation was filed on February 3, 2000 with the Secretary of State of the State of Delaware under the name Mediacom Communication Corporation.
     3. The following Second Amendment and Restatement of the Corporation’s Certificate of Incorporation was approved and duly adopted by the Corporation’s board of directors and stockholders in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law:
ARTICLE II
REGISTERED OFFICE
     The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is LEXIS Document Services Inc.
ARTICLE III
PURPOSE
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same may be amended from time to time, the “DGCL”).

ARTICLE IV
AUTHORIZED STOCK
     The total number of shares of capital stock which the Corporation will have authority to issue is Ten Thousand (10,000) shares, all of which will be designated as common stock, par value $0.01 per share, and are to be of one class (“Common Stock”).
ARTICLE V
STOCKHOLDERS’ MEETINGS
     The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the board of directors of the Corporation.
ARTICLE VI
DIRECTORS
      The governing body of the Corporation will be a board of directors. The exact number of directors will be fixed by the board of directors by resolution. Election of directors need not be by written ballot except and to the extent required pursuant to the bylaws of the Corporation (the “Bylaws”). The powers of the board of directors shall commence upon the acceptance for filing of this Certificate of Incorporation by the Secretary of State of the State of Delaware.
ARTICLE VII
LIMITATION ON LIABILITY AND INDEMNIFICATION
     1. Limitation On Liability. To the fullest extent permitted by the DGCL or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. If the DGCL is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.
     2. Indemnification.
          (a) Right to Indemnification. The Corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, representative or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters that antedate the adoption of this Article VII. The Corporation will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Corporation (except as otherwise provided in Section 2(c) of this Article VII).
          (b) Advancement of Expenses. The Corporation will pay the expenses (including attorneys’ fees) incurred by any person entitled to indemnification under this Article VII in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by any such indemnified person in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by such indemnified person to repay all amounts advanced if it should be ultimately determined that such indemnified person is not entitled to be indemnified under this Article VII or otherwise.
          (c) Claims. If a claim for indemnification or payment of expenses under this Section is not paid in full within 30 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, to the extent permitted by law, will be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.
          (d) Non-Exclusivity of Rights. The rights conferred on any person by this Section will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.
          (e) Insurance. The board of directors of the Corporation may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (i) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification provisions of this Article VII; and (ii) to indemnify or insure directors and officers against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VII.
          (f) Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity.
     3. Amendment or Repeal.
     Any amendment, modification or repeal of the foregoing provisions of this Article VII will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal or any proceeding relating to any such act or omission, whether such proceeding is commenced before or after the time of such amendment, modification or repeal.
ARTICLE VIII
AMENDMENT TO CERTIFICATE OF INCORPORATION
     The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in its Certificate of Incorporation, as amended and restated from time to time, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended or restated are granted subject to this reservation.
ARTICLE IX
AMENDMENT OF BYLAWS
     In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional Bylaws and may alter, amend or repeal any Bylaw whether adopted by them or otherwise. The Corporation may in its Bylaws confer powers upon the board of directors of the Corporation in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the board of directors of the Corporation by applicable law.
ARTICLE X
STOCK NOT ASSESSABLE
     The capital stock of this Corporation shall not be assessable. It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of this Corporation.

ARTICLE XI
TERM
     The term of existence of this Corporation shall be perpetual.